UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

SPECIAL FINANCIAL REPORT – For the fiscal year ended December 31, 2018

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

OPENING NIGHT ENTERPRISES, LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 024-10712

California (State or other jurisdiction of incorporation or organization)	81-4737793 (I.R.S. Employer Identification Number)

80 W. Sierra Madre Blvd., Ste. 141 Sierra Madre, CA (Address of principal executive offices)	91024 (Zip Code)

(626) 355-1049

Registrant’s telephone number including area code

Class A Investor Units

(Title of each class of securities issued pursuant to Regulation A)

PART F/S

OPENING NIGHT ENTERPRISES, LLC

FINANCIAL STATEMENTS

DECEMBER 31, 2018

(AUDITED)

Cashuk, Wiseman, Goldberg, Birnbaum, & Salem, LLP Certified Public Accountants

3333 Camino Del Rio South • Suite 230 • San Diego, CA 92108-3808 • P (619) 563-0145 • F (619) 563-9584 • www.cwgcpa.com

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OPENING NIGHT ENTERPRISES, LLC

TABLE OF CONTENTS

December 31, 2018 and 2017

PAGE

Independent Auditors’ Report	3-4

Balance Sheets	5

Statements of Income	6

Statements of Members’ Equity	7

Statements of Cash Flows	8

Notes to the Financial Statements	9-11

Certified Public Accountants Telephone (619) 563-0145 Fax (619) 563-9584 • www.cwgcpa.com

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Certified Public Accountants
PARTNERS Richard A. Goldberg, CPA Wes L. Salem, CPA Ma. Lolita Cremat, CPA Michael Selamet Kwee, CPA		Office manager Tanya Davis

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Members of

Opening Night Enterprises, LLC

We have audited the accompanying financial statements of Opening Night Enterprises, LLC (a California limited liability company), which comprise the balance sheets as of December 31, 2018 and 2017, and the related statements of income, member’s equity and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

3333 Camino Del Rio South | Suite 230 | San Diego, CA 92108-3808 | P (619) 563-0145 | F (619) 563-9584 | www.cwgcpa.com

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Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Opening Night Enterprises, LLC as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

CASHUK, WISEMAN, GOLDBERG, BIRNBAUM AND SALEM, LLP

San Diego, California

April 23, 2019

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OPENING NIGHT ENTERPRISES, LLC

BALANCE SHEETS

December 31, 2018 and 2017

ASSETS

	2018	2017

CURRENT ASSETS
Cash and Cash Equivalents (Note A)	$276	$1,172

TOTAL ASSETS	$276	$1,172

LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES
Accrued Expenses	$950	$750
Income Tax Payable (Note B)	800	800

TOTAL LIABILITIES	1,750	1,550

MEMBERS' EQUITY (DEFICIT)	(1,474)	(378)

TOTAL LIABILITIES AND MEMBERS' EQUITY	$276	$1,172

The accompanying notes are an integral part or these financial statements.

Certified Public Accountants Telephone (619) 563-0145 Fax (619) 563-9584 • www.cwgcpa.com

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OPENING NIGHT ENTERPRISES, LLC

STATEMENTS OF INCOME

For The Years Ended December 31, 2018 and 2017

	2018	2017

REVENUES	$-	$-

EXPENSES
General & Administrative	1,170	218
Professional Fees-Legal	3,456	7,442
Professional Fees-Other	9,445	1,500

TOTAL EXPENSES	14,071	9,160

INCOME (LOSS) BEFORE TAXES	(14,071)	(9,160)

Income Tax Expense (Note B)	800	800

NET LOSS	$(14,871)	$(9,960)

The accompanying notes are an integral part or these financial statements.

Certified Public Accountants Telephone (619) 563-0145 Fax (619) 563-9584 • www.cwgcpa.com

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OPENING NIGHT ENTERPRISES, LLC

STATEMENTS OF MEMBERS EQUITY

For The Years Ended December 31, 2018 and 2017

Beginning Balance, January 1, 2017	$-

Contributions	9,582

Distributions	-

Net Income (Loss)	(9,960)

Ending Balance, December 31, 2017	$(378)

Contributions	13,775

Distributions	-

Net Income (Loss)	(14,871)

Ending Balance, December 31, 2018	$(1,474)

The accompanying notes are an integral part or these financial statements.

Certified Public Accountants Telephone (619) 563-0145 Fax (619) 563-9584 • www.cwgcpa.com

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OPENING NIGHT ENTERPRISES, LLC
STATEMENT OF CASH FLOWS

For The Years Ended December 31, 2018 and 2017

	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(14,871)	$(9,960)
Adjustments to Reconcile Net Income to Net Cash
Cash Provided(Used) by Changes in
Operating Assets and Liabilities:
Accrued Expenses	200	750
Income Tax Payable	-	800

CASH USED FOR OPERATING ACTIVITIES	(14,671)	(8,410)

FINANCING ACTIVITIES
Member's Contribution	13,775	9,582

CASH PROVIDED BY FINANCING ACTIVITIES	13,775	9,582

INCREASE IN CASH AND CASH EQUIVALENTS	(896)	1,172

Cash and Cash Equivalents at Beginning of Period	1,172	-

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$276	$1.172

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Income Taxes Paid	$800	$-
Interest Expense	-	-

The accompanying notes are an integral part or these financial statements.

Certified Public Accountants Telephone (619) 563-0145 Fax (619) 563-9584 • www.cwgcpa.com

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OPENING NIGHT ENTERPRISES, LLC

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2018

NOTE A-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

1.	Opening Night Enterprises, LLC (the Company) was formed under the laws of the State of California on December 12, 2016 and started operations on January 1, 2017. The Company has adopted a December 31 calendar year end for reporting requirements.

2.	The Company was formed to create television programs that promote musical theater entertainment. The Company aims to blend television and certain mobile platforms with the musical theater industry, develop undiscovered creative teams and generate revenue in both television and live on stage realms.

3.	In general, revenue is recognized by the Company based on the public performance data for musical theater presentation and as services are performed for production costs. There was no revenue for the years ended December 31, 2018 and 2017.

4.	Cash & Cash Equivalents for purposes of the statement of cash flows, include cash on hand, cash in checking and savings accounts with banks. All short-term debt securities with a maturity of three months or less are considered cash equivalents.

5.	Use of Estimates-The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

6.	Leases that meet the criteria for capitalization are classified as capital leases. Leases that do not meet such criteria are classified as operating leases and related rentals are charged to expense as incurred. As of December 31, 2018, there is no such leases.

7.	Concentration of Cash and Credit Risk-The Company maintains corporate cash balances which, at times, may exceed federally insured limits. Management believes it is not exposed to any significant risk on its cash balances. At December 31, 2018, the Company has no uninsured cash balances.

8.	Advertising Costs are expensed in the year incurred. The Company incurred no advertising expense in the years ended December 31, 2018 and 2017.

9.	Fair Value of Financial Instruments-Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 820, “Fair Value Measurements and Disclosures”, defines fair value as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity.

Certified Public Accountants Telephone (619) 563-0145 Fax (619) 563-9584 • www.cwgcpa.com

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OPENING NIGHT ENTERPRISES, LLC

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2018

NOTE A-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-CON’T:

Cash and Cash Equivalents, Accrued Liabilities and Other Payables-The carrying amounts reported in the balance sheets for these items are a reasonable estimate of fair value.

NOTE B-INCOME TAXES:

Opening Night Enterprises, LLC is treated as a partnership for federal and state income tax purposes, with income taxes payable personally by the members. Accordingly, no provision has been made in these financial statements for federal income taxes for the Company. The State of California imposes a $800 minimum tax.

As a limited liability company, each member’s liability is limited to amounts reflected in their respective member equity accounts in accordance with the Operating Agreement. The income allocable to each member is subject to examination by federal and state taxing authorities. In the event of an examination of the income tax returns, the tax liability of the members could be changed if an adjustment in the income is ultimately determined by the taxing authorities.

Certain transactions of the Company may be subject to accounting methods for income tax purposes that differ significantly from the accounting methods used in preparing the financial statements in accordance with generally accepted accounting principles. Accordingly, the taxable income of the Company reported for income tax purposes may differ from net income in these financial statements.

The Company has adopted FASB ASC 740-10 regarding accounting for uncertain income tax positions. Management is not aware of any tax positions that are more likely than not to change in the next 12 months, or that would sustain an examination by applicable taxing authorities.

The Company recognizes penalties and interest arising from uncertain tax positions as incurred in the statement of income and comprehensive income, which are none for the period ended December 31, 2018. The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they are filed.

NOTE C-RETIREMENT PLAN:

The Company currently does not sponsor a retirement plan for its employees.

NOTE D-COMMITMENTS AND CONTINGENCIES:

As of the date of the financial statements, the Company has not signed office facility leases.

Certified Public Accountants Telephone (619) 563-0145 Fax (619) 563-9584 • www.cwgcpa.com

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OPENING NIGHT ENTERPRISES, LLC

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018

NOTE E-SUBSEQUENT EVENT:

In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through April 23, 2019, the date the financial statements were available to be issued. There were no subsequent events requiring adjustments to and disclosures in the financial statements as of and for the year ended December 31, 2018.

NOTE F-FAIR VALUE MEASUREMENTS:

FASB ASC Topic 820 specifies a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques reflect assumptions other market participants would use based upon market data obtained from independent sources (observable inputs). In accordance with FASB ASC Topic 820, the following summarizes the fair value hierarchy:

Level 1 Inputs—Unadjusted quoted market prices for identical assets and liabilities in an active market that the Company has the ability to access.

Level 2 Inputs—Inputs other than the quoted prices in active markets that are observable either directly or indirectly.

Level 3 Inputs—Inputs based on prices or valuation techniques that are both unobservable and significant to the overall fair value measurements.

FASB ASC Topic 820 requires the use of observable market data, when available, in making fair value measurements. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurements. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

As of December 31, 2018, there were no assets and liabilities measured at fair value.

Certified Public Accountants Telephone (619) 563-0145 Fax (619) 563-9584 • www.cwgcpa.com

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SIGNATURES

Pursuant to the requirements of the Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Opening Night Enterprises, LLC

By:	/s/ CHARLES JONES II
	Name:	Charles Jones II
	Title:	Managing Member and Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Name	Title	Date

/s/ CHARLES JONES II	Managing Member, Chief Executive Officer	November 5, 2020
Charles Jones II	(Principal Executive Officer) and Chairman of the Board

/s/ CHARLES JONES II	Chief Financial Officer, Secretary and Treasurer	November 5, 2020
Charles Jones II	(Principal Financial Officer and Principal Accounting Officer)

/s/ REGINA DOWLING	Managing Member, establishing Majority of	November 5, 2020
Regina Dowling	Governing Body of Opening Night Enterprises LLC

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